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                                                                    EXHIBIT 21.1
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                          SUBSIDIARIES OF DIMAC CORPORATION
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DIMAC Marketing Corporation
DIMAC DIRECT, Inc.
Palm Coast Data Inc.
MBS/Multimode Inc.
DMW Worldwide, Inc.
AmeriComm Holdings, Inc.
AmeriComm Direct Marketing, Inc.